Exhibit 10.3

AMENDMENT NO. 1

TO

AMENDED AND RESTATED MANAGEMENT AGREEMENT

THIS AMENDMENT NO. 1 (this “Amendment”) is made and entered into as of January 30, 2026 (the “Amendment Effective Date”), by and between CLAROS MORTGAGE TRUST, INC., a Maryland corporation (the “Company”), and CLAROS REIT MANAGEMENT LP, a Delaware limited partnership (together with its permitted assignees, the “Manager”), and amends that certain Amended and Restated Management Agreement, dated as of August 2, 2022 (the “Management Agreement”), by and between the Company and the Manager. Capitalized terms used herein without definition have the meanings given to such terms in the Management Agreement.

WHEREAS, the Company and the Manager desire to amend, in accordance with Section 26 of the Management Agreement, certain provisions of the Management Agreement as set forth in this Amendment.

NOW THEREFORE, in consideration of the mutual agreements set forth herein, the parties hereto agree to amend the Management Agreement as follows, with such amendments to have effect only from the Amendment Effective Date to the Termination Date (as defined in that certain Term Loan Credit Agreement, dated as of January 30, 2026, by and among the Company, as borrower, the lenders from time to time party thereto and HPS Investment Partners, LLC, as administrative agent, (together with its successors and assigns, the “HPS Agent”), as amended from time to time (the “HPS Term Loan Credit Agreement”)) (such period, the “HPS Indebtedness Period”):

Section 17(c) of the Management Agreement is amended to add the following new subsection immediately after subsection Section 17(c)(z):

(aa) without cause, effective upon 30 days’ prior written notice of termination from the Company to the Manager, without payment of any Termination Fee or any other penalty, if the Board of Directors decides in its sole discretion to terminate the Manager upon the recommendation of the Restructuring Committee (as defined in the HPS Term Loan Credit Agreement) in accordance with Section 5.16 of the HPS Term Loan Credit Agreement. Notwithstanding anything to the contrary in this Agreement, if this Agreement is terminated pursuant to Section 17(c)(aa), the Company shall promptly pay to the Manager all accrued and unpaid Base Management Fees and Incentive Fees and reimbursable Expenses, in each case, in accordance with this Agreement, through the effective date of such termination; provided, that if a Material Event of Default (as defined in the HPS Term Loan Credit Agreement) has occurred and is continuing prior to such termination, only the accrued and unpaid fees necessary to cover the operating costs of the Manager may be paid to the Manager upon such termination, with such fees payable to the Manager in excess of the amount necessary to cover the Manager’s operating costs (“Excess Management Fees”) to be held in escrow until the Material Event of Default is cured or waived, at which point any such escrowed funds shall promptly be paid to the Manager; provided, further, for the avoidance of doubt, the fees that accrued for each month prior to the month in which such Material Event of Default occurred shall still be payable to the Manager at the time set forth in and otherwise in accordance with the terms of the Management Agreement; provided, further, that to the extent such Material Event of Default is not cured or waived prior to the date that is forty-five (45) days after delivery of the Restructuring Committee Recommendation (as defined in the HPS Term Loan Credit Agreement), such Excess Management Fees may be applied by the HPS Agent to repay the Term Loans under the HPS Term Loan Credit Agreement;

Section 26 of the Management Agreement is amended to add the following new sentence to the end thereof:

This Agreement may not be amended, modified or waived in a manner adverse to the HPS Agent or the lenders under the HPS Term Loan Credit Agreement in any respect (and no action may be taken to effectuate any of the foregoing) during the HPS Indebtedness Period without the prior written consent of the HPS Agent, who is an intended third-party beneficiary hereof.

The Management Agreement is amended to add the following new Section 32 immediately after Section 31:

Section 32. HPS Term Loan Credit Agreement.

(a) The Manager hereby acknowledges that it has been provided with a copy of, and has reviewed, the HPS Term Loan Credit Agreement. The Manager understands and acknowledges the provisions contained in Section 6.09(f) of the HPS Term Loan Credit Agreement, in which the Company has agreed to certain limitations on the fees payable to the Manager by the Company during the continuance of a Material Event of Default (as defined in the HPS Term Loan Credit Agreement) and the Manager hereby agrees that notwithstanding any other provision of this Agreement to the contrary, including, without limitation, Sections 17, 19, and 22, not to retain, collect or seek payment of such fees from the Company (including by offset), except in accordance with, and to the extent permitted by, such provisions of the HPS Term Loan Credit Agreement. To the extent the Manager violates the provisions of this Section 32(a), any such amounts collected by the Manager in violation hereof shall be held in trust by the Manager for the benefit of the HPS Agent and promptly turned over to the HPS Agent.

(b) The Company shall not, without the prior written consent of the Manager, amend, modify, or waive any provision of Sections 5.16 or 6.09(f) of the HPS Term Loan Credit Agreement, or any defined term contained within such provisions, and shall not take any action to amend, modify, or waive any other provision of the HPS Term Loan Credit Agreement in a manner that would have the effect of amending, modifying, or waiving any provision of Sections 5.16 or 6.09(f) of the HPS Term Loan Credit Agreement, in each case, in a manner that is adverse to the Manager in any respect. Any such amendment, modification, or waiver made without the prior written consent of the Manager shall be null and void ab initio.

(c) If the Board of Directors rejects any Restructuring Committee Recommendation (as defined in the HPS Term Loan Credit Agreement) to terminate the Manager, to the extent the Material Event of Default (as defined in the HPS Term Loan Credit Agreement) giving rise to the formation of the Restructuring Committee (as defined in the HPS Term Loan Credit Agreement) has not been cured or waived or any other Material Event of Default has occurred and is continuing, the Manager hereby agrees to cause the Company, in consultation with the HPS Agent, to sell and dispose of CRE Loans and CRE Properties (each, as defined in the HPS Term Loan Credit Agreement) in a commercially reasonable manner with the timing and methodology for any such sale or disposition to be reasonably acceptable to the Board of Directors and otherwise in accordance with applicable law.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

CLAROS REIT MANAGEMENT LP

By:	/s/ J. Michael McGillis
Name: J. Michael McGillis
Title: Authorized Signatory

CLAROS MORTGAGE TRUST, INC.

By:	/s/ J. Michael McGillis
Name: J. Michael McGillis
Title: Authorized Signatory